Exhibit 99.1

Contact: Terry Badger Director of Communications 210.308.1221 tbadger@usfunds.com
For Immediate Release
U.S. Global Investors reports 3Q09 results
******************************************************************************
SAN ANTONIO—May 8, 2009—U.S. Global Investors, Inc. (NASDAQ: GROW), a boutique registered investment advisory firm specializing in natural resources and emerging markets, today reported results for the quarter ended March 31, 2009.
The company has scheduled a webcast for 10 a.m. Central time on Friday, May 8, 2009, to discuss the company’s key financial results for the quarter. Frank Holmes, CEO and chief investment officer, will be accompanied on the webcast by Susan McGee, president and general counsel, and Catherine Rademacher, chief financial officer.
In the third quarter of fiscal 2009, U.S. Global recorded net income of $327,809, or 2 cents per diluted share, on revenue of $4.99 million. This compares to a net loss of $1.68 million, or 11 cents per diluted share, on revenue of $2.83 million in the quarter ended December 31, 2008, and net income of $2.12 million, or 14 cents per diluted share, on revenue of $12.27 million in the quarter ended March 31, 2008.
“The past quarter was challenging for all money managers due to market volatility and massive forced liquidations by hedge funds, which has hurt all asset classes,” says Mr. Holmes. “However, we believe the worst is behind us. Most importantly, we did not have layoffs, as many of our peers have. This is important because our culture remains intact, which will help our performance when natural resources and emerging markets rebound. We have shaved costs and generated a modest profit as our policy became to `squeeze pennies until Lincoln screams’.
“Our mutual funds also faced a challenging quarter, though there was an upturn in performance in March that has continued into the current quarter,” Mr. Holmes continues. “Several of the U.S. Global Investors equity funds have solid positive returns so far in 2009, and all but one of our nine equity funds have outperformed the S&P 500 over the same period.”

3Q09 earnings, Page 2
May 8, 2009
Management fees, U.S. Global’s primary revenue source, were adversely affected in the quarter by a decline in assets under management due to the dramatic downturn in the global economy. The lower AUM can be attributed mostly to a decline in market values.
Assets under management for SEC-registered funds and other clients stood at $1.93 billion as of March 31, 2009. Total assets under management during the latest quarter averaged $1.90 billion.
Selected financial data (unaudited) for the three months ended March 31

	2009	2008
Revenue	$4,992,797	$12,265,408
Expenses	$4,628,270	$9,130,533
Tax expense	$36,718	$1,012,213
Net income	$327,809	$2,122,662
Earnings per share (basic)	$0.02	$0.14
Earnings per share (diluted)	$0.02	$0.14
Avg. common shares outstanding (basic)	15,275,056	15,247,780
Avg. common shares outstanding (diluted)	15,295,296	15,275,900
Avg. assets under management	$1.90 billion	$5.50 billion
About U.S. Global Investors, Inc.
U.S. Global Investors, Inc. (www.usfunds.com) is a registered investment adviser that focuses on profitable niche markets around the world. Headquartered in San Antonio, Texas, the company provides advisory, transfer agency and other services to U.S. Global Investors Funds and other clients.
With an average of $1.90 billion in assets under management for the quarter ended March 31, 2009, U.S. Global Investors manages domestic and offshore funds offering a variety of investment options, from emerging markets to money markets. In general, trends in assets under management are the critical drivers of revenue and earnings.
This news release may include certain “forward-looking statements” including statements relating to revenues, expenses, and expectations regarding market conditions. These statements involve certain risks and uncertainties. There can be no assurance that such statements will prove accurate and actual results and future events could differ materially from those anticipated in such statements. All opinions expressed and data provided are subject to change without notice. Some of these opinions may not be appropriate to every investor. The S&P 500 Stock Index is a widely recognized capitalization-weighted index of 500 common stock prices in U.S. companies.